As filed with the Securities and Exchange Commission on January 30, 2007

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

US GLOBAL NANOSPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3720542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2533 North Carson Street, Suite 5107 Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

US Global Nanospace, Inc. Amended and Restated 2002 Stock Plan
(Full title of the plan)
Pat Scorzelli 2533 North Carson Street, Suite 5107 Carson City, Nevada 89706
(Name and address of agent for service)
(775) 841-3246
(Telephone number, including area code, of agent for service)

CONTROL SECURITIES REOFFER PROSPECTUS

On November 30, 2006 US Global Nanospace, Inc. a Delaware corporation, filed a Registration Statement (333-139036) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 49,000,000 shares of its common stock which has been authorized and reserved for issuance under the US Global Nanospace, Inc. Amended and Restated 2002 Stock Plan.

The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of control securities acquired under the US Global Nanospace, Inc. Amended and Restated 2002 Stock Plan.

PROSPECTUS

US GLOBAL NANOSPACE, INC.

16,808,824 SHARES OF COMMON STOCK

This prospectus relates to the proposed resale from time to time of up to 16,808,824 shares of common stock by the selling shareholders whose names are set forth in this prospectus.

We will not receive any of the proceeds from the sale of these securities by the selling shareholders. However, if options must be exercised in order to purchase shares of common stock registered under this registration statement, we will receive the option exercise price.

Our common stock currently is listed on the OTC Bulletin Board under the symbol USGA.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2007.

Table of Contents

The Company	1
Risk Factors	2
Use of Proceeds	5
Selling Shareholders and Plan of Distribution	6
Interests of Named Experts and Counsel	7
Where You Can Find More Information	8
Incorporation of Certain Documents by Reference	9
Forward-Looking Statements	10
Disclosure of Commission Position on Indemnification For Securities Act Liabilities	10

THE COMPANY

US Global Nanospace, Inc. (formerly US Global Aerospace, Inc.), referred to in this prospectus as “USGN”, “we”, “us” or “our”, is a development stage company that specializes in identifying, developing, and commercializing advanced products the core technologies of which are primarily wide area perimeter security based or nanoscience derived. Our primary products include an integrated system to direct autonomous response featuring proprietary software and control elements, and biological and chemical decontaminants. Other products include optimized polymer and organic materials and nanofibers, advanced filtration systems for air, water, and cigarettes, and blast mitigation and fire protection materials. We are currently focusing our efforts on obtaining global partners and/or licensees and marketing the products that we have developed for defense, security, and health and safety applications. Our target customers for these systems, materials, formulas, and processes include agencies or organizations under the direct control of the federal government of the United States, plus domestic and foreign businesses and foreign government agencies or organizations, to the extent permitted by applicable law or regulations.

Our principal executive offices are located at 2533 North Carson Street, Suite 5107, Carson City, Nevada 89706. Our telephone number is (775) 841-3246. Our website can be found at http://www.usgn.com. The information included on our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

Risks Associated With Our Business

We are a development stage company and have had limited operations to date, therefore you have no basis on which to determine if our business can be successful.

Current management acquired control of USGN on May 17, 2002. We are a development stage company and, to date, we have had limited operations. During the fiscal quarter ended September 30, 2006 we had a net loss of $926,774. Our accumulated deficit since inception through September 30, 2006 was $25,708,905.

Some of our products are still being developed and, as yet, they are unproven, therefore, we cannot assure you that we will ever become profitable.

Our current business model depends on generating revenue through sales of our products or licensing of our technology. Some of these products are in varying stages of development and testing. If we cannot successfully develop and prove our products, we will not become profitable.

The success of our business requires continued funding. If we do not receive adequate funding, we may be unable to continue our operations.

Our ability to continue in existence and to develop our business depends upon our ability to obtain funding for our operations. If we do not receive adequate funding, it is unlikely that we could continue our business.

The success of our business requires acceptance of our products in the marketplace. If a demand for our products does not develop, our business will be unsuccessful.

Autonomous wide area security and nanotechnology reflect novel and unproven business models, which may or may not be successful. Whether or not we are successful will ultimately depend on demand for our products. Our ability to grow and sustain our business is dependent upon our ability to gain significant acceptance of our products, primarily in the defense, security and health and safety markets. Without significant acceptance in these markets, we will not be able to achieve and sustain profitable operations. At this time it is impossible for us to predict the degree to which demand for our products will evolve or whether any potential market will be large enough to provide any meaningful revenue or profit for us.

We are subject to the risks and uncertainties inherent in new businesses. Our failure to plan or forecast accurately could have a material adverse impact on our development.

We are subject to the risks and uncertainties inherent in new businesses, including the following:

•	We may not have enough money to develop our products and bring them to market;

•	We may experience unanticipated development or marketing expenses, which may make it more difficult to develop our products and bring them to market;

•	Even if we are able to develop our products and bring them to market, we may not earn enough revenue from the sales of our products to cover the costs of operating our business.

If, because of our failure to plan or project accurately, we are unsuccessful in our efforts to develop our products or if the products we provide do not produce revenues as we project, we are not likely to ever become profitable and we may be required to curtail some or all of our operations.

We are dependent on proprietary technology, which we may not be able to adequately protect. Additionally, third parties may allege that we infringe on their intellectual property. If we were to become involved in litigation, it would be costly and would divert management’s attention from our business operations. This could have an adverse effect on our business and results of operations.

We rely on a combination of trade secret and patent laws, nondisclosure and other contractual and technical measures to protect our proprietary rights in our products. However, we cannot assure you that these provisions will be adequate to protect our proprietary rights. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although we believe that our intellectual property rights do not infringe upon the proprietary rights of third parties, a competitor may claim that we have infringed on its products. Any such claims could be time-consuming, divert management from our daily operations, result in litigation, or cause product shipment delays.

We have been named as a defendant in a legal proceeding initiated by Western Security Bank. If this matter is not settled and the bank recovers a judgment, we could be required to severely curtail, or completely cease, our operations.

As disclosed in our Annual Report on Form 10-KSB, we have been sued by Western Security Bank for failure to pay a loan. The bank is seeking a judgment in the amount of $880,708 in principal, accrued interest and late charges plus daily interest and attorney’s fees. If the bank is able to recover a judgment against us, and we are not able to work out a realistic payment schedule, the bank may exercise its rights to enforce its judgment. This could result in the bank taking possession of our property, including our intellectual property. If that were to happen, we could be required to severely curtail, or even to cease, our operations.

Risks Associated With Ownership of Our Securities

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

We have the ability to issue additional shares of our common stock without asking for shareholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation currently authorize our Board of Directors to issue up to 300,000,000 shares of common stock. The power of the Board of Directors to issue shares of common stock or warrants or options to purchase shares of common stock is generally not subject to shareholder approval. Accordingly, any additional issuance of our common stock may have the effect of further diluting your investment.

We often issue shares of common stock in payment to our officers and others for services rendered to us. These issuances will dilute your investment.

In order to conserve cash we issue shares of our common stock to officers and others who provide services to us. We have issued in the past, and we will continue issuing in the future, a significant number of shares of common stock to our officers, because we have on-going salary obligations to them under their employment agreements. All of the shares we are registering on this registration statement have been issued or will be issued to our officers for salary. For as long as we experience a shortage of cash we will be required to pay our officers and consultants, when we use consultants, with common stock. Because of this practice, until we earn enough cash to pay our officers and consultants, which we cannot assure you will happen, your investment will be significantly diluted.

We may raise additional capital through a securities offering that could dilute your ownership interest.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

A large potion of our capital stock is owned by one shareholder and one director, which may allow them to significantly influence the outcome of matters submitted to our shareholders for a vote.

As of the date of this prospectus one shareholder and one director, together, own approximately 33% of our issued and outstanding shares of capital stock. Together, these shareholders may significantly influence the outcome of the election of the Board of Directors and other corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control, even if a change of control would benefit shareholders.

We are subject to the Penny Stock Rules and these rules may adversely affect trading in our common stock.

Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

USE OF PROCEEDS

We will not receive any of the proceeds from this offering. If any of the selling shareholders were to exercise an option to acquire the common stock sold pursuant to this resale prospectus, we would receive the option exercise price. As of the date of this prospectus, options to purchase 1,000,000 shares of our common stock have been granted pursuant to the US Global Nanospace, Inc. 2002 Amended and Restated Stock Plan.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the “selling shareholders”). All of the shares owned by the selling shareholders were acquired by them pursuant to the US Global Nanospace, Inc. 2002 Amended and Restated Stock Plan. The names of the selling shareholders are set forth below.

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

The selling shareholders may sell their common stock by means of this prospectus and any applicable prospectus supplement or they may decide to sell them by other means, including pursuant to Rule 144, however they are not obligated to sell their common stock at all. The selling shareholders may sell their common stock from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling shareholders may sell their common stock directly to purchasers, in private transactions, or through agents, underwriters or broker-dealers. The selling shareholders will pay any applicable underwriting discounts, selling commissions and transfer taxes. We will pay all other expenses incident to the registration of the common stock. The selling shareholders and any broker-dealers, agents or underwriters that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

Selling Shareholder	Shares held before the Offering	Shares being Offered	Shares held after the Offering	Percentage Owned after the Offering(3)
Carl H. Gruenler Director, Former Principal Executive Officer	13,820,193 (1)	10,681,373	3,138,820	1.33%
Kevin Cronin, Former Chief Financial Officer	7,302,596 (2)	6,127,451	1,175,145	0.5%

TOTAL	21,122,789	16,808,824	4,313,965	1.83%

(1) The common stock included for Mr. Gruenler in this table includes the following: (i) 9,681,373 shares of common stock that have been accrued or will be accrued pursuant to Mr. Gruenler’s employment agreement for the period beginning on April 1, 2006 and ending on June 30, 2006 computed at $0.0102 per share, (shares for July 1, 2006 through December 31, 2006 are to be reserved in the next company S-8 Registration) (ii) 1,012,820 shares of common stock that have been accrued pursuant to Mr. Gruenler’s employment agreement for the period February 1, 2006 through March 31, 2006 at $0.065 per share, (iii) 1,126,000 shares of restricted securities, (iv) 1,000,000 shares representing a stock bonus granted January 2, 2006 but not yet issued, and (v) 1,000,000 option shares vested but not exercised.

(2) The common stock included for Mr. Cronin in this table includes the following: (i) 6,127,451 shares of common stock that have been or will be accrued pursuant to Mr. Cronin's employment agreement during the period beginning April 1, 2006 and ending on June 30, 2006 computed at $0.0102 per share (shares for July 1, 2006 through December 31, 2006 are to be reserved in the next company S-8 Registration), (ii) 258,478 shares of common stock that have been accrued pursuant to Mr. Cronin’s employment agreement for the period March 7 through March 31, 2006 at $0.065 per share, and (iii) 916,667 shares of restricted common stock out of 1,000,000 granted to Mr. Cronin on January 7, 2006.  The restricted shares vest in equal increments over a period of 12 months on the last day of each month of Mr. Cronin's employment.  Mr. Cronin voluntarily waived one month of vesting.   These shares represent the shares that will vest within 60 days of this registration statement.

(3) The total shares outstanding used in this calculation are 218,663,871 as of January 29, 2007, plus the amount of shares being offered of 16,808,824, totaling 235,472,695.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively own 5,613,897 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the “SEC”). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at100 F Street N.E., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

The following documents filed with the SEC are incorporated by reference into this prospectus:

(i) our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 that we filed on September 6, 2006;

(ii) our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 that we filed on September 21, 2006;

(iii) our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 that we filed on November 20, 2006; and

(iv) the description of our securities included in Form 8-A filed that we filed on November 7, 1997.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to US Global Nanospace, Inc., 2533 North Carson Street, Suite 5107, Carson City, Nevada 89706, telephone (775)-841-3246.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled “Risk Factors” as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving, at our request, in such capacities in other business enterprises including, for example, our subsidiaries, including those circumstances in which indemnification would otherwise be discretionary.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(i) the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 that we filed on September 6, 2006;

(ii) the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 that we filed on September 21, 2006; and

(iii) the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 that we filed on November 20, 2006.

(iv) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable. The securities to be registered are registered under Section 12 of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion regarding certain legal matters in connection with this offering of our securities. Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively own 5,613,897 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Certificate of Incorporation and our Bylaws provide that we must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify our directors, officers and employees, and persons serving, at our request, in such capacities in other business enterprises including, for example, our subsidiaries, including those circumstances in which indemnification would otherwise be discretionary.

We have entered into a Director and Officer Indemnification Agreement with our Chief Financial Officer and Secretary, Ms. Julie Seaman. The indemnification agreement provides for indemnification of Ms. Seaman to the extent she becomes a party to or is threatened to be made a party to any legal proceeding by reason of her status as an officer or director, or by reason of any personal guarantee provided for our benefit, against any expenses incurred as a result of such proceeding or personal guarantee, as and when such expenses are incurred. Before any claim for indemnification is approved by us, we will determine by any of the methods set forth in the Delaware General Corporation Law that Ms. Seaman has met the applicable standards of conduct which make it permissible to indemnify her.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed (not applicable)

Item 8. Exhibits.

5.	Legal Opinion of Richardson & Patel LLP (previously filed).
10.	US Global Nanospace, Inc. Amended and Restated 2002 Stock Plan (previously filed).
23.1	Consent of Grobstein, Horwath & Company LLP.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada on the 30th day of January 2007.

US GLOBAL NANOSPACE, INC.

By:/s/Pat Scorzelli
Pat Scorzelli, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

January 30, 2007

/s/Pat Scorzelli
Pat Scorzelli, Director and Chief
Executive Officer

January 30, 2007

/s/Julie Seaman
Julie Seaman, Director and
Chief Financial Officer